FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts Record
Second Quarter Sales
Quarterly Sales +43%,
Quarterly Net Income +312%
Six-Month Net Income +84%
Company Plans January Launch of New M&P .45 Caliber Polymer Pistol
And Unveiling of New Shotguns at SHOT Show 2007
SPRINGFIELD, Mass., December 7, 2006 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced financial results for the second fiscal quarter ended October 31, 2006.
Sales for the quarter ended October 31, 2006 of $50.8 million were 42.9% higher than revenue of $35.5 million for the comparable quarter last year. Firearms sales of $47.8 million for the second quarter of fiscal 2007 grew 43.9% over firearms sales of $33.2 million for the comparable quarter last year and reflected an 87.4% increase in Smith & Wesson pistol sales and a 44.5% increase in Walther pistol sales.
Net income for the quarter ended October 31, 2006 was $2.9 million, or $0.07 per diluted share, compared with $692,000, or $0.02 per diluted share, for the comparable quarter last year.
Smith & Wesson President and CEO, Michael F. Golden, said, “Our performance continues to reflect consistent execution on our strategic and financial objectives. We delivered record levels of profitable growth in our firearms business during the second quarter of fiscal 2007, while we took significant steps toward diversifying our company.”
Sales for the six months ended October 31, 2006 of $98.4 million increased by $31.0 million, or 46.0%, over sales of $67.4 million for the comparable period last year. Firearms sales of $92.9 million for the six months ended October 31, 2006 grew by 48.6%.
Net income for the first six months of fiscal 2007 was $6.2 million, or $0.15 per diluted share, a $2.8 million, or 84.2% increase over net income of $3.4 million, or $0.09 per diluted share, for the six months ended October 31, 2005. The fiscal 2006 results included a $3.1 million favorable environmental reserve reduction, $1.9 million net of tax impact, which contributed over one-half of the Company’s net income for the six months ended October 31, 2005, or $0.05 per diluted share on an after-tax basis.
Sporting goods channel sales for the second quarter of fiscal 2007 increased by 52.4% over the comparable quarter last year and were supported by the fully direct sales force we established in mid-fiscal 2006 and by new products including the Military & Police (M&P) polymer pistols and tactical rifles. The M&P series of firearms continued to drive strong sales growth in the law enforcement channel in the second quarter of fiscal 2007. Law enforcement sales for the second quarter of fiscal 2007 increased by over 148% from the comparable period in fiscal 2006.
Pistol sales growth of 87.4% for the second quarter of fiscal 2007 was driven by several factors. Strong sales of the M&P pistol into law enforcement agencies continued in the second quarter, and to date, 132 law enforcement agencies have purchased, approved for purchase, or approved for on-duty carry, our M&P polymer pistols, a line we introduced less than one year ago. Pistol growth was also supported by continuing shipments of our SW9VE 9mm pistols to the U.S. Army for the Afghanistan military and police. We completed shipments on the latest Afghan order in this quarter. In addition, Walther pistol sales grew 44.5% over the comparable quarter of fiscal 2006, reflecting the ongoing benefit of our marketing efforts and direct sales force structure.
Golden added, “The combination of our increased sales volume, improved gross margins and controlled operating expenses led to strong profit performance for the second quarter of fiscal 2007. Year-over-year profitability increased by over 300%. Gross profit of $16.1 million for the quarter ending October 31, 2006 was 31.2% compared with gross profit of $10.5 million, or 29.3% for the comparable quarter last year. Gross margins reflected the impact of a planned, annual two-week factory closure, which occurs each August. While quarterly sales increased by almost 43% year-over-year, operating expenses increased by only 15.1%. As a percentage of net product sales and licensing, operating expenses decreased from 25.8% for the quarter ended October 31, 2005 to 20.8% for the quarter ended October 31, 2006.”
Diversification
“We recently achieved a major milestone in our diversification strategy. In November we announced that we will introduce a line of innovative Smith & Wesson shotguns at our industry’s SHOT Show in Orlando, Florida in January 2007. At approximately $1.1 billion, over 60% larger than our traditional revolver and pistol market, the long gun market represents a significant opportunity for growth and a space where the Smith & Wesson brand will be well received. Shotguns represent approximately $350 million of the total long gun market. By forming an agreement with a team of industry veterans that have constructed manufacturing facilities with the sole purpose of producing only Smith & Wesson designed shotguns, we are entering this market without incurring any capital expenditures. Having successfully entered the long gun market with the introduction of our M&P15 tactical rifle series in February 2006, our move into shotguns represents the second chapter in our long gun growth strategy. We continue to explore opportunities in the $506 million market segment for hunting rifles as well, which represents the third and largest segment of the long gun market where we have yet to offer products. We are excited about carrying the strength and reputation of the Smith & Wesson brand further into the long gun market.”
“We continued to diversify our product portfolio in the second quarter by expanding our M&P polymer pistol series to include a compact version of our 9mm, the M&P9c. The M&P9c, launched in October, was designed primarily for law enforcement and military personnel as a highly concealable backup or off-duty sidearm, and a .40 caliber version of the compact M&P is planned for January 2007. Today, I am pleased to announce that we will further expand the M&P family with the addition of a ..45 caliber version of our M&P, which will be unveiled at SHOT Show in January. During our development of the M&P family, it became evident that several domestic law enforcement agencies prefer a sidearm chambered in .45 caliber. The U.S. military has also strongly indicated that it would like to convert from its current 9mm to a .45 caliber pistol. Like the rest of the M&P family, the M&P45 has been engineered with enhanced ergonomics, ambidextrous controls and proven safety features. We look forward to offering law enforcement professionals, the U.S. government, and sporting goods customers a full portfolio of M&P polymer pistols,” concluded Golden.
Outlook for Fiscal 2007
We continue to expect net product sales to increase to approximately $200 million in fiscal 2007, which would reflect an approximate 27% increase over fiscal 2006 sales. The introduction of our new Smith & Wesson shotgun line in January 2007 will have minimal revenue impact on the current fiscal year, which ends on April 30, 2007, as a result of the expected production ramp throughout fiscal 2007. Our sales expectations do not include the results of any potential future diversification initiatives, but do include growth in our existing consumer market, as well as continued sales penetration of the law enforcement, federal government, and international markets. Both the M&P pistol series and the M&P tactical rifle series are expected to be key drivers of the sales increase for fiscal 2007. The second quarter of fiscal 2007 marked the one-year anniversary of our conversion to a fully direct sales force, a shift which has delivered exceptional sales growth over the past four quarters. We expect our sales growth in the sporting goods channel to now stabilize at a healthy rate of 15% for the second half of fiscal 2007.
Net income for fiscal 2007 is still anticipated to be approximately $15.0 million, or $0.36 per diluted share. This would represent a 72% increase in net income over fiscal 2006. It should also be noted that last year included a $3.1 million favorable environmental reserve reduction, which accounted for a net of tax impact of $1.9 million, or $0.05 per diluted share, of fiscal 2006 net income. Excluding this adjustment, net income in fiscal 2007 is expected to increase by over 120%. This increase is expected to result from higher sales volume, gross margin improvement to 34%, and our ability to hold operating expenses constant as a percentage of sales and licensing. Net income for the second quarter of fiscal 2007 was in line with our expectations, including the scheduled, August two-week factory closure. We anticipate that third quarter fiscal 2007 net income will mirror second quarter results, due to our annual, planned one-week holiday shutdown in December.
We expect capital expenditures in fiscal 2007 of approximately $14.3 million, funded entirely by cash flow from operations. This increase of $1.3 million from our previous estimate reflects our expected expansion in long guns.
We expect positive cash flow in fiscal 2007 of approximately $9.0 million to $11.0 million, representing a slight decrease from our previous estimates due to the expected increase in capital expenditures. At the end of the second quarter of fiscal 2007, we had $4.5 million in short-term borrowings, resulting largely from scheduled payments for insurance premiums, profit sharing, and capital expenditures. We expect positive cash flow in the balance of the fiscal year.
Outlook for Fiscal 2008
We expect sales for the fiscal year ending April 30, 2008 of approximately $250.0 million, a 25% increase over forecasted sales of approximately $200 million for fiscal 2007. This increase is expected to be driven by growth in our existing handgun business, and by the ramp up of our long gun product line.
We expect net income for the fiscal year ending April 30, 2008 of approximately $22.0 million, or $0.52 per diluted share, which would reflect an increase of approximately 44% from our anticipated 2007 earnings per share. Gross margins are expected to be between 34% and 35% for fiscal 2008, while operating expenses as a percentage of sales and licensing are expected to hold at fiscal 2007 levels.
Conference Call
The Company will host a conference call today, December 7, 2006, to discuss its first half results and its outlook for fiscal 2007 and fiscal 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal years ending April 30, 2007 and April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns). The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2006.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	October 31, 2006	April 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$654,434	$731,306
Accounts receivable, net of allowance for doubtful accounts of $90,103 on October 31, 2006 and $75,000 on April 30, 2006	31,586,550	27,350,150
Inventories	21,619,744	19,101,507
Other current assets	2,316,452	2,567,564
Deferred income taxes	3,346,684	3,346,684
Income tax receivable	1,233,749	66,077

Total current assets	60,757,613	53,163,288

Property, plant and equipment, net	31,611,333	28,181,864
Intangibles, net	424,505	406,988
Notes receivable	—	1,000,000
Deferred income taxes	7,358,194	7,358,194
Other assets	4,662,161	4,587,301

	$104,813,806	$94,697,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,428,999	$13,560,027
Accrued other expenses	3,922,840	3,451,950
Accrued payroll	4,988,750	5,740,191
Accrued taxes other than income	1,177,493	818,517
Accrued profit sharing	2,059,805	2,450,394
Accrued workers’ compensation	404,264	368,080
Accrued product liability	2,293,616	2,353,616
Accrued warranty	1,416,780	1,256,507
Deferred revenue	4,836	4,836
Current portion of notes payable	6,245,335	1,690,584

Total current liabilities	33,942,718	31,694,702

Notes payable, net of current portion	13,452,502	14,337,817

Other non-current liabilities	7,625,513	7,332,368

Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 40,835,422 shares on October 31, 2006 and 39,310,543 shares on April 30, 2006 issued	40,835	39,311
Additional paid-in capital	41,907,995	33,277,474
Retained earnings	14,240,243	8,015,963
Treasury stock, at cost (1,200,000 shares on October 31, 2006)	(6,396,000)	—

Total stockholders’ equity	49,793,073	41,332,748

	$104,813,806	$94,697,635

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	October 31, 2006	October 31, 2005	October 31, 2006	October 31, 2005
Net product and services sales	$50,784,461	$35,536,967	$98,388,910	$67,386,690
License revenue	598,035	482,213	996,420	1,282,190
Cost of products and services sold	35,312,326	25,469,628	66,637,045	48,444,544
Cost of license revenue	15,492	4,750	15,492	80,645

Gross profit	16,054,678	10,544,802	32,732,793	20,143,691

Operating expenses:
Research and development	362,174	102,026	530,268	141,866
Selling and marketing	4,573,201	3,770,483	9,285,133	7,720,760
General and administrative	5,774,835	5,434,206	11,690,020	9,314,047
Environmental expense (credits)	—	—	—	(3,087,810)

Total operating expenses	10,710,210	9,306,715	21,505,421	14,088,863

Income from operations	5,344,468	1,238,087	11,227,372	6,054,828

Other income/(expense):
Other income/(expense)	(205,574)	178,786	(329,311)	221,677
Interest income	38,595	39,651	69,306	58,155
Interest expense	(373,259)	(362,282)	(718,220)	(911,619)

Total other expense	(540,238)	(143,845)	(978,225)	(631,787)

Income before income taxes	4,804,230	1,094,242	10,249,147	5,423,041
Income tax expense	1,949,266	401,865	4,024,867	2,043,401

Net income	$2,854,964	$692,377	$6,224,280	$3,379,640

Weighted average number of common and common equivalent shares outstanding, basic	39,804,578	35,858,826	39,626,269	33,988,252

Net income per share, basic	$0.07	$0.02	$0.16	$0.10

Weighted average number of common and common equivalent shares outstanding, diluted	41,502,465	39,662,462	41,408,240	39,290,302

Net income per share, diluted	$0.07	$0.02	$0.15	$0.09